Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS THIRD-QUARTER 2006 RESULTS
· Net Sales and Income Increase
· Full-year 2006 Earnings Outlook Unchanged at $0.50 to $0.60 Per Share
· 2007 Earnings Expected to Match 2006 Level
WARREN, Ohio — October 27, 2006 — Stoneridge, Inc. (NYSE: SRI) today announced net sales of $172.4 million and net income of $4.4 million, or $0.19 per diluted share, for the third quarter ended September 30, 2006.
Net sales increased $13.7 million, or 8.6 percent, to $172.4 million, compared with $158.7 million for the third quarter of 2005. The increase in sales was primarily due to strong demand in the Company’s commercial vehicle markets. The effect of foreign currency translation resulted in a favorable impact of $2.1 million on net sales compared with the same period in 2005.
Net income for the third quarter was $4.4 million, or $0.19 per diluted share, compared with a net loss of $(3.3) million, or $(0.14) per diluted share, in the third quarter of 2005. The increase in net income was primarily attributable to improved gross profit, lower restructuring and bad debt expenses, and a lower marginal tax rate. The quarter was unfavorably affected by raw material price increases and product price reductions.
“We are pleased to report improved operating results from our commercial vehicle business as operational improvement initiatives take hold across the organization,” said John C. Corey, president and chief executive officer. “Our team remains focused on continuing to improve our operational performance as the North American industry outlook remains challenging over the near term.”
For the 39 weeks ended September 30, 2006, net sales were $537.5 million, an increase of 3.4 percent compared with $519.8 million for the 39 weeks ended October 1, 2005. Net income for the 2006 year-to-date period was $13.1 million, or $0.56 per diluted share, compared with $3.9 million, or $0.17 per diluted share, in the same 2005 period.
Net cash provided by operating activities for the 39 weeks ended September 30, 2006 was $22.6 million, compared with net cash provided of $15.5 million for the corresponding period ended October 1, 2005. The increase in cash provided by operating activities was primarily due to the improvement in net income.
Outlook
“For 2006, we are reaffirming our full-year guidance based upon the reduction in fourth-quarter production schedules,” Corey said. “For 2007, our target is to maintain our 2006 expected net income level despite the anticipated declines in North American medium- and heavy-duty truck production. Our planned cost-reduction activities, operational improvement initiatives and new product launches will support our 2007 goal.”
The Company’s full-year 2006 earnings outlook is unchanged at $0.50 to $0.60 per diluted share. Full-year 2005 net income was $0.04 per diluted share. Based upon the current industry outlook, the Company expects 2007 net income to remain basically level with its anticipated 2006 earnings of $0.50 to $0.60 per diluted share. For 2007, assumptions include a North American medium- and heavy-duty truck production decline of 25-35 percent and North American light vehicle production to approximate 2006 levels.

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Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2006 third-quarter results can be accessed at 11 a.m. Eastern time on Friday, October 27, 2006, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2005 were approximately $672 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Net Sales	$172,351	$158,715	$537,484	$519,849

Costs and Expenses:
Cost of goods sold	134,173	127,154	414,619	401,238
Selling, general and administrative	28,956	28,357	91,346	88,943
Provision for doubtful accounts	38	2,671	544	3,604
Loss (gain) on sale of property, plant and equipment	15	(5)	(1,454)	(344)
Restructuring charges, net	80	823	154	4,963

Operating Income (Loss)	9,089	(285)	32,275	21,445

Interest expense, net	5,710	5,936	17,462	17,973
Equity in earnings of investees	(1,838)	(1,397)	(4,804)	(3,203)
Other (income) expense, net	(55)	(108)	1,697	(900)

Income (Loss) Before Income Taxes	5,272	(4,716)	17,920	7,575

Provision (benefit) for income taxes	866	(1,424)	4,857	3,683

Net Income (Loss)	$4,406	$(3,292)	$13,063	$3,892

Basic net income (loss) per share	$0.19	$(0.14)	$0.57	$0.17

Basic weighted average shares outstanding	22,880	22,726	22,833	22,701

Diluted net income (loss) per share	$0.19	$(0.14)	$0.56	$0.17

Diluted weighted average shares outstanding	23,396	22,726	23,250	22,940

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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)

ASSETS

Current Assets:
Cash and cash equivalents	$46,730	$40,784
Accounts receivable, less allowances for doubtful accounts of $4,841 and $4,562, respectively	121,938	100,362
Inventories, net	58,237	53,791
Prepaid expenses and other	14,701	14,490
Deferred income taxes	9,575	9,253

Total current assets	251,181	218,680

Long-Term Assets:
Property, Plant and Equipment, net	114,458	113,478
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	31,500	26,491
Deferred income taxes	36,899	39,213

Total long-term assets	248,033	244,358

Total Assets	$499,214	$463,038

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$—	$44
Accounts payable	69,020	55,344
Accrued expenses and other	51,919	46,603

Total current liabilities	120,939	101,991

Long-Term Liabilities:
Long-term debt, net of current portion	200,000	200,000
Deferred income taxes	1,411	923
Other liabilities	5,074	6,133

Total long-term liabilities	206,485	207,056

Shareholders’ Equity:
Preferred Shares, without par value, 5,000 authorized, none issued	—	—
Common Shares, without par value, authorized 60,000 shares, issued 23,940 and 23,232 shares and outstanding 23,758 and 23,178 shares, respectively, with no stated value	—	—
Additional paid-in capital	148,876	147,440
Common Shares held in treasury, 182 and 54 shares, respectively, at cost	(150)	(65)
Retained earnings	20,271	7,188
Accumulated other comprehensive income (loss)	2,793	(572)

Total shareholders’ equity	171,790	153,991

Total Liabilities and Shareholders’ Equity	$499,214	$463,038

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	For the Thirty-Nine Weeks Ended
	September 30,	October 1,
	2006	2005

Net cash provided by operating activities	$22,610	$15,521

INVESTING ACTIVITIES:
Capital expenditures	(19,794)	(20,934)
Proceeds from sale of property, plant and equipment	2,266	1,664
Business acquisitions and other	(668)	(282)

Net cash used by investing activities	(18,196)	(19,552)

FINANCING ACTIVITIES:
Repayments of long-term debt	(44)	(96)
Share-based compensation activity	47	3
Other financing costs	(150)	(75)

Net cash used by financing activities	(147)	(168)

Effect of exchange rate changes on cash and cash equivalents	1,679	(2,207)

Net change in cash and cash equivalents	5,946	(6,406)

Cash and cash equivalents at beginning of period	40,784	52,332

Cash and cash equivalents at end of period	$46,730	$45,926

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